Exhibit 99.2

U.S. FDA Grants BRUKINSA® (Zanubrutinib) Accelerated Approval in Relapsed or Refractory Marginal Zone Lymphoma

This marks the third FDA approval for BRUKINSA and first approval in marginal zone lymphoma

Twenty percent of patients achieved complete remission with single-agent BRUKINSA

BRUKINSA was generally well-tolerated, consistent with its known safety profile

CAMBRIDGE, Mass. & BEIJING, China – September 15, 2021 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that BRUKINSA® (zanubrutinib) has received accelerated approval from the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with relapsed or refractory (R/R) marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen.

This accelerated approval is based on overall response rate (ORR). Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

“We are excited about the FDA’s approval for BRUKINSA in patients with previously treated marginal zone lymphoma, a significant milestone that was made possible by the diligent BeiGene team, the dedicated investigators, and the participating patients and their families. The MAGNOLIA trial results provided additional evidence that the selective design of BRUKINSA can be translated to improved treatment outcomes for these patients,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “The ongoing evaluation of BRUKINSA in its broad global clinical program will enable us to further understand this potentially best-in-class BTK inhibitor and its impact on patients. Since the initial FDA approval in November 2019, BRUKINSA has been granted 12 approvals in four indications globally. We will continue to execute on our mission to improve access to innovative and quality treatments for cancer patients worldwide.”

“BTK plays a critical role in B-cell receptor signaling, a driver in the development of marginal zone lymphoma. In the MAGNOLIA trial, BRUKINSA demonstrated impressive overall response and complete remission rates, with responses observed in all MZL subtypes. In addition, this next-generation BTK inhibitor was well-tolerated in these patients, with low rate of discontinuation due to adverse reactions. We are optimistic that BRUKINSA will bring clinically meaningful benefit to patients with relapsed or refractory marginal zone lymphoma,” said Stephen Opat, FRACP, FRCPA, MBBS, Director of Clinical Hematology at Monash Health, Head of Department of Hematology at Monash University, and lead principal investigator of the MAGNOLIA trial.

“The approval of BRUKINSA offers patients with relapsed and refractory marginal zone lymphoma a new treatment option and new hope for improving patient outcomes,” commented Meghan Gutierrez, Chief Executive Officer of the Lymphoma Research Foundation.

The FDA approval of BRUKINSA is based on efficacy results from two single-arm clinical trials, with ORR as assessed by independent review committee (IRC) per 2014 Lugano Classification as the primary endpoint.

In the multicenter, pivotal Phase 2 MAGNOLIA trial (NCT03846427) in patients with R/R MZL who received at least one anti-CD20-based regimen, a total of 66 patients were evaluated, including 26 with extranodal subtype, 26 with nodal subtype, 12 with splenic subtype, and four with unknown subtype. Based on assessment using CT scan, the ORR was 56% (95% CI: 43, 68) with a complete response (CR) rate of 20%; based on assessment prioritizing PET-CT scan, the ORR was 67% (95% CI: 54, 78) with a CR rate of 26%. The median duration of response (DoR) was not reached at the median follow-up time of 8.3 months, with 85% of responders still in remission at 12 months (95% CI: 67, 93). Responses were observed in all MZL subtypes.

In the global Phase 1/2 trial of BGB-3111-AU-003 (NCT02343120), a total of 20 patients were evaluated, including nine with extranodal subtype, five with nodal subtype, and six with splenic subtype. Based on assessment using CT scan, the ORR was 80% (95% CI: 56, 94) with a CR rate of 20%. The median DoR was not reached at the median follow-up time of 31.4 months, with 72% of responders still in remission at 12 months (95% CI: 40, 88).

The most common (≥30%) adverse reactions, including laboratory abnormalities, in the pooled safety population of 847 patients were decreased neutrophil count, upper respiratory tract infection, decreased platelet count, hemorrhage, decreased lymphocyte count, rash, and musculoskeletal pain.

The recommended dose of BRUKINSA is either 160 mg twice daily or 320 mg once daily, taken orally with or without food. The dose may be adjusted for adverse reactions and reduced for patients with severe hepatic impairment and certain drug interactions.

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is approved in the following indications and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)*;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021);

•For the treatment of Waldenström’s macroglobulinemia (WM) in adult patients (Canada, March 2021);

•Registered and reimbursed for the treatment of MCL in patients who have received at least one prior therapy (Israel, April 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy (China, June 2021)**;

•For the treatment of MCL in adult patients who have received at least one prior therapy (Canada, July 2021);

•For the treatment of MCL in adult patients who have received at least one prior therapy (Chile, July 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Brazil, August 2021);

•For the treatment of adult patients with WM (United States, August 2021); and

•For the treatment of adult patients with marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen (United States, September 2021)*.

To date, more than 30 marketing authorization applications in multiple indications have been submitted in the United States, China, the European Union, and more than 20 other countries or regions.

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

** This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher hemorrhage including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 3.4% of patients treated with BRUKINSA monotherapy. Hemorrhage events of any grade occurred in 35% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 27% of patients, most commonly pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (26%), thrombocytopenia (11%) and anemia (8%) based on laboratory measurements, developed in patients treated with BRUKINSA monotherapy. Grade 4 neutropenia occurred in 13% of patients, and Grade 4 thrombocytopenia occurred in 3.6% of patients.

Monitor complete blood counts regularly during treatment and interrupt treatment, reduce the dose, or discontinue treatment as warranted. Treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 14% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was non-melanoma skin cancer, reported in 8% of patients. Other second primary malignancies included malignant solid tumors (4.0%), melanoma (1.7%) and hematologic malignancies (1.2%). Advise patients to use sun protection and monitor patients for the development of second primary malignancies.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter were reported in 3.2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 1.1% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for 1 week after the last dose. Advise men to avoid fathering a child during treatment and for 1 week after the last dose.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse reactions

The most common adverse reactions, including laboratory abnormalities, in ≥ 30% of patients who received BRUKINSA (N = 847) included decreased neutrophil count (54%), upper respiratory tract infection (47%), decreased platelet count (41%), hemorrhage (35%), decreased lymphocyte count (31%), rash (31%) and musculoskeletal pain (30%).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid coadministration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. We currently market three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene's plan for the advancement, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA, the potential for BRUKINSA to provide improved clinical benefit to patients, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrielle Zhou	Liza Heapes or Vivian Ni
+86 10-5895-8058	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com